United States
Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  October 1, 2012

REALTY INCOME CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

600 La Terraza Boulevard, Escondido, California 92025-3873

(Address of principal executive offices)

(760) 741-2111

(Registrant’s telephone number, including area code)

N/A

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01              Regulation FD Disclosure

As previously disclosed on September 6, 2012, Realty Income Corporation, a Maryland corporation, or the Company, entered into an Agreement and Plan of Merger, or the Merger Agreement, with Tau Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, or the Merger Sub, and American Realty Capital Trust, Inc., a Maryland corporation, or ARCT.  The Merger Agreement provides for the merger of ARCT with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of the Company.

In connection with the proposed merger, the Company has filed with the Securities and Exchange Commission a registration statement on Form S-4 containing a joint proxy statement/prospectus of the Company and ARCT and other documents regarding the proposed merger.  The Company has included the following disclosure in the registration statement on Form S-4.

Recent Acquisition Activity

During the first six months of 2012, the Company acquired properties with an aggregate purchase price of approximately $222 million.  From July 1, 2012 through September 27, 2012, the Company has acquired properties with an aggregate purchase price of approximately $495 million.  Moreover, in addition to the transactions contemplated by the Merger Agreement, the Company has entered into agreements to acquire additional properties with an aggregate purchase price of approximately $284 million. The total purchase price for properties already acquired from July 1, 2012 through September 27, 2012, and the properties that are under contract to be acquired, are approximately $779 million.  The total acquired properties and contracted property acquisitions for the second half of 2012 consist of approximately 145 single-tenant properties net leased to 26 different tenants, and all are of property types that the Company already has in its portfolio. In aggregate, during all of 2012, the Company anticipates acquiring in excess of $1.0 billion of new properties. On an aggregate basis, no single tenant of the properties that the Company has acquired or anticipates acquiring during 2012 will account for more than 10% of the Company’s assets as of December 31, 2011, which is the date of the last audited balance sheet.

Similarly, ARCT has acquired or entered into agreements to acquire properties with an aggregate purchase price of approximately $78 million during the second half of 2012 and first half of 2013. These acquisitions consist of approximately 40 single-tenant properties net leased to 12 different tenants, and all are in industries and of property types that ARCT already has in its portfolio.  On an aggregate basis, no single tenant of the properties that ARCT has acquired or anticipates acquiring during 2012 and first half of 2013 will account for more than 10% of ARCT’s assets as of December 31, 2011, which is the date of ARCT’s audited balance sheet.

The acquisitions that have not closed yet are subject to various customary conditions to closing, the failure of which could delay the closing of one or more of these proposed acquisitions or result in one or more of these proposed transactions not closing or closing on terms that are different from those currently contemplated. The Company expects to fund any of these acquisitions that close in the future (including any ARCT acquisitions that close after the merger) with borrowings under our acquisition credit facility or possible issuances of additional securities.  ARCT is expected to fund any of its acquisitions that are to close before the merger closes with borrowings under its credit facility.

The information in Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2012	REALTY INCOME CORPORATION

	By:	/s/ MICHAEL R. PFEIFFER
Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary